Exhibit 99.1

Arrow Electronics Announces Additional $600 Million Share Repurchase Program

CENTENNIAL, Colo.--(BUSINESS WIRE)--December 12, 2018--Arrow Electronics, Inc. (NYSE: ARW) announced today the approval by the company’s Board of Directors of the repurchase of up to an additional $600 million of common stock through a share repurchase program. The company has repurchased approximately $1.1 billion worth of shares since the beginning of 2014.

“Since our last authorization two years ago, Arrow has grown tremendously. We are generating 21 percent more sales and 33 percent more profits," said Michael J. Long, chairman, president, and chief executive officer. “Our company’s growth and the effective management of our balance sheet enabled the Board of Directors to enhance our commitment to returning excess cash to shareholders.”

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics guides innovation forward for over 150,000 of the world’s leading manufacturers of technology used in homes, business and daily life. With 2017 sales of $26.6 billion, Arrow aggregates electronics and enterprise computing solutions for customers and suppliers in industrial and commercial markets. The company maintains a network of more than 345 locations serving over 80 countries. Learn more at FiveYearsOut.com.

CONTACT:
Arrow Electronics
Steven O’Brien
Vice President, Investor Relations
303-824-4544
or
Media Contact:
John Hourigan
Vice President, Global Communications
303-824-4586